AMENDMENT TO THE SUB-ADVISORY AGREEMENT

This Amendment is made effective as of the 1st day of February 2017, (the “Effective Date”) to the Sub-Advisory Agreement by and among DUNHAM & ASSOCIATES INVESTMENT COUNSEL, INC., a California corporation (the “Adviser”), DUNHAM FUNDS, a Delaware statutory trust (the “Trust”) and NEWFLEET ASSET MANAGEMENT LLC, a State of Delaware limited liability company (the “Sub-Adviser”) (each a “Party,” and together, the “Parties”) dated September 17, 2013 (the “Agreement”).

WHEREAS, the Parties desire to make certain changes to the Fulcrum Fee compensation paid to the Sub-Adviser.

WHEREAS, the Parties wish to replace Exhibit A of the Agreement to reflect this change;

NOW, THEREFORE, in consideration of mutual covenants recited below, the Parties agree and promise as follows:

1.	Exhibit A to the Agreement shall be replaced in its entirety as attached hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the Effective Date by their representatives thereunto duly authorized.

ADVISER
DUNHAM & ASSOCIATES INVESTMENT COUNSEL, INC.

By: /s/ Jeffrey A. Dunham

Name: Jeffrey A. Dunham
Title: President

TRUST

DUNHAM FUNDS

By: /s/ Denise S. Iverson

Name: Denise S. Iverson
Title: Treasurer

SUB-ADVISER
NEWFLEET ASSET MANAGEMENT LLC

By: David L. Albrycht

Name: David L. Albrycht

Title: President & Chief Investment Officer

1

AMENDED EXHIBIT A TO

SUB-ADVISORY AGREEMENT

AMONG

DUNHAM & ASSOCIATES INVESTMENT COUNSEL, INC.;

DUNHAM FUNDS;

AND

NEWFLEET ASSET MANAGEMENT LLC

Effective February 1, 2017

DUNHAM FLOATING RATE BOND FUND Class C
Ticker: DCFRX
DUNHAM FLOATING RATE BOND FUND Class N
Ticker: DNFRX
DUNHAM FLOATING RATE BOND FUND Class A
Ticker: DAFRX

FEE SCHEDULE / COMPENSATION
The Sub-Adviser shall be paid a Fulcrum Fee, consisting of a “Base Fee” and a “Performance Fee” component. Definitions, along with the specific methods of calculation, are described below.

Base Fee	30 Basis Points (0.30%) annually (one basis point “bp” equals one hundredth of one percent)

Performance Fee	The performance fee rate will vary by up to +/-20 bps (0.20%) and the Performance Fee shall be added to or subtracted from the Base Fee to arrive at the total Fulcrum Fee. The comparative index is the S&P/LSTA Leveraged Loan Index (the “Index”) over the applicable measurement period. Fund performance will be based on Class N share performance (net of all expenses). The Adviser shall notify the Sub-Adviser prior to any changes to the expense structure of Class N or prior to the addition of any new classes to the Fund.

The performance fee rate will increase/decrease by 1 bp (0.01%) for each 8.75 bps (0.0875%) of outperformance/underperformance of the Index.

It is possible that the Fund could pay the Sub-Adviser more than the Base Fee even though the performance of both the Fund and the Index is negative. This may occur when the decline in the performance of the Index is greater than the decline in the Fund’s performance.
2

Calculation method for Agreements thirteen months or older:

Base Fee               The Base Fee will be computed daily at the annual rate disclosed above applied to the Fund’s daily net assets.

Performance Fee  The performance fee rate will be derived from the comparative performance of the Fund relative to the Index, according to the terms discussed above, over a trailing 12-month period that is “built up” each month as described in Exhibit C. The Performance Fee to be paid will be calculated by applying the annualized performance fee rate calculated to the Fund’s average daily net assets during the “built up” trailing 12-month period as described in Exhibit C. The Performance Fee will be accrued daily.

Fulcrum Fee          The total Fulcrum Fee (Base Fee plus or minus Performance Fee) will be paid monthly.

By virtue of using average daily net assets over a “rolling” 12-month period for purposes of calculating the Performance Fee while using average net assets for the month for the for purposes of calculating the Base Fee, the actual total Fulcrum Fee paid by the Fund to the Sub-Adviser may be higher or lower than the maximum or minimum annual rates described above if the average daily net assets do not remain constant during the rolling 12-month period. If the Fund is significantly underperforming versus the Index and the Fund’s net assets have declined significantly, the monthly total Fulcrum Fee can be a negative number (although the Base Fee rate minus the performance fee rate can never be negative (the Minimum Fee rate is 10 bps), the Fulcrum Fee can be negative). In such instances, if there is a negative Fulcrum Fee and this is not earned back or offset the following month, the Sub-Adviser must reimburse the Fund the amount of the negative Fulcrum Fee monthly. Likewise, in the case where the Fund has significantly underperformed versus the Index but net assets have increased significantly, the monthly total Fulcrum Fee can be greater than 0.10% although the Base Fee rate minus the performance fee rate may be 0.10%. Again, this is due to the fact that different periods are used as a basis for determining the net assets used to calculate both the Base Fee and the Performance Fee. In such instances, the Fund will pay the Sub-Adviser the monthly Fulcrum Fee. For a more detailed explanation, see Exhibit C.

In the event this Agreement is terminated, the total Fulcrum Fee accrued as of the effective date of the termination will be computed and the Sub-Adviser shall reimburse the Fund if the accrued Fulcrum Fee is negative and the Fund shall pay the Sub-Adviser if the accrued Fulcrum Fee is positive.

The Fee Table below illustrates how the performance fee rate is calculated:

Cumulative Twelve Month	Performance Fee
Return Versus Index	Rate
1.75% or more Greater than the Index	0.200%
1.65% Greater than the Index	0.189%
1.55% Greater than the Index	0.177%
1.45% Greater than the Index	0.166%
1.35% Greater than the Index	0.154%
1.25% Greater than the Index	0.143%
1.15% Greater than the Index	0.131%
1.05% Greater than the Index	0.120%
0.95% Greater than the Index	0.109%
0.85% Greater than the Index	0.097%
0.75% Greater than the Index	0.086%
0.65% Greater than the Index	0.074%
0.55% Greater than the Index	0.063%
0.45% Greater than the Index	0.051%
0.35% Greater than the Index	0.040%
0.25% Greater than the Index	0.029%
0.15% Greater than the Index	0.017%
0.05% Greater than the Index	0.006%

Even with the Index	0.00%
0.05% Less than the Index	-0.006%
0.15% Less than the Index	-0.017%
0.25% Less than the Index	-0.029%
0.35% Less than the Index	-0.040%
0.45% Less than the Index	-0.051%
0.55% Less than the Index	-0.063%
0.65% Less than the Index	-0.074%
0.75% Less than the Index	-0.086%
0.85% Less than the Index	-0.097%
0.95% Less than the Index	-0.109%
1.05% Less than the Index	-0.120%
1.15% Less than the Index	-0.131%
1.25% Less than the Index	-0.143%
1.35% Less than the Index	-0.154%
1.45% Less than the Index	-0.166%
1.55% Less than the Index	-0.177%
1.65% Less than the Index	-0.189%
1.75% or more Less than the Index	-0.200%